Exhibit 5.1

[Goodwin Procter LLP Letterhead]

November 27, 2002

Plug Power Inc.
968 Albany-Shaker Road
Latham, NY 12110

Re:	Legality of Securities to be Registered Under
Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished in our capacity as counsel to Plug Power Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) for the registration of up to 10,669,107 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company under the Securities Act of 1933, as amended (the “Securities Act”) that may be issued in connection with the merger (the “Merger”) of Monmouth Acquisition Corp., a Delaware corporation (“MergerCo.”) and wholly-owned subsidiary of the Company, with and into H Power Corp., a Delaware corporation (“H Power”) pursuant to the Agreement and Plan of Merger dated as of November 11, 2002 by and among the Company, MergerCo. and H Power, as amended, (the “Merger Agreement”).

In connection with the rendering of this opinion, we have examined (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and on file with the Secretary of State of the State of Delaware, (ii) the Amended and Restated Bylaws of the Company, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Registration Statement and the exhibits thereto and (v) such certificates, receipts, records and other documents as we considered necessary for the purposes of this opinion.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution), and also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts and Delaware.

Based on the foregoing, we are of the opinion that, upon (i) the adoption and approval of the Merger Agreement, and the approval of the Merger and the issuance of the Common Stock pursuant to the Merger, by the stockholders of the Company and the stockholders of H Power, as applicable, in accordance with the terms and conditions set forth in the Registration Statement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) the issuance and delivery of the Common Stock to the stockholders of H Power pursuant to the Merger, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

The opinion expressed in this letter is limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated. This letter and the opinion expressed herein are being furnished to you for your benefit and may not be circulated, quoted from or otherwise referred to by any other person or for any other purpose without our prior written consent.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the reference therein to our firm under the heading “Legal Matters” in the Joint Proxy Statement and Prospectus contained therein and to inclusion of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    GOODWIN PROCTER LLP

GOODWIN PROCTER LLP